Exhibit 10.5 — Restricted Stock Unit Award to Michael Harrington under the 2002 Lilly Stock Plan

Eli Lilly and Company
Restricted Stock Unit
(for Executive Officer)

This Restricted Stock Unit Award has been granted on January 2, 2020, by Eli Lilly and Company, an Indiana corporation, with its principal offices in Indianapolis, Indiana (“Lilly” or the “Company”), to Grantee.

Number of Shares: Log into Merrill Lynch recordkeeping information at http://myequity.lilly.com

Restriction Lapse:     January 2, 2021 (except as otherwise provided in this instrument)

A. Recitals
Under the AMENDED AND RESTATED 2002 LILLY STOCK PLAN (“2002 Plan”), the Compensation Committee (“Committee”) has determined the form of this Restricted Stock Unit Award (“Award”) and selected the Grantee, an Eligible Employee of the Company or one of its subsidiaries, to receive a Restricted Stock Unit Award. The applicable terms of the 2002 Plan are incorporated in this Restricted Stock Unit Award by reference, including the definitions of terms contained in the 2002 Plan.
B. Restricted Stock Unit
Lilly grants to the Grantee this Award of Restricted Stock Units, with each Restricted Stock Unit representing the right to receive one share of Eli Lilly and Company Common Stock (“Lilly Stock”), plus an amount of cash pursuant to Section 2 (b), subject to certain restrictions and on the terms and conditions contained in this Award and the 2002 Plan. In the event of any conflict between the terms of the 2002 Plan and this Award, the terms of the 2002 Plan shall govern, except as specifically provided in Sections 3, 7 and 9.
Section 1. Number of Restricted Stock Units
Subject to adjustment as provided in Section 26, the Grantee may receive the number of shares of Lilly Stock as outlined on the first page of this document.
Section 2. Rights of the Grantee

a.
No Shareholder Rights. The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Grantee to any rights of a shareholder of Lilly Stock until the Restricted Stock Units vest and shares of Lilly Stock are issued or transferred. No shares of Lilly Stock shall be issued or transferred to Grantee prior to the date on which the Restricted Stock Units vest and the restrictions with respect to the Restricted Stock Units lapse. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which the Restricted Stock Units become vested and the restrictions with respect to the Restricted Stock Units lapse.

b.
Dividend Equivalent Units. As long as the Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall accrue for the Grantee, on each date that the Company pays a cash dividend to holders of Lilly Stock, Dividend Equivalent Units equal to the total number of Restricted Stock Units credited to the Grantee under this Award multiplied by the dollar amount of the cash dividend paid per share of Lilly Stock by the Company on such date. Dividend Equivalent Units shall accrue in an account denominated in U.S. dollars and shall not accrue interest or other credits prior to being paid. The accrued Dividend Equivalent Units shall be subject to the same restrictions as the Restricted Stock Units to which the Dividend Equivalent Units relate, and the Dividend Equivalent Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Dividend Equivalent Units were credited are forfeited.

c.	No Trust; Grantee’s Rights Unsecured. Neither this Award nor any action pursuant to or in accordance with this Award shall be construed to create a trust of any kind. The right of Grantee to receive payments of cash or Lilly Stock under this Award shall be an unsecured claim against the general assets of the Company.
Section 3. Restriction Period
The period of restriction (“Restriction Period”) under this Award shall commence on the effective date of the Award and expire at the close of business on the earliest of the following dates:

a.	January 2, 2021, or

b.	the date the Grantee’s employment is subject to a Qualifying Termination.
A “Qualifying Termination” means any one of the following:

(i)	the date of death of the Grantee while in the active service of the Company or any subsidiary;

(ii)	the date the Grantee’s employment is terminated by reason of “disability,” within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”);

(iii)
the date the Grantee suffers a “separation from service” from Lilly or the Employer, within the meaning of Section 409A of the Code (a “Section 409A Separation”), and such separation from service is due to a plant closing or reduction in workforce as defined below, or, in the event that the Award constitutes an item of non-qualified deferred compensation subject to Section 409A of the Code, the date that the Grantee suffers a Section 409A Separation;

(iv)
the date the Grantee’s employment is terminated as a result of the Grantee’s failure to locate a position within the Company or any of its subsidiaries or affiliates following the placement of the Grantee on reallocation or medical reassignment in the United States (or its equivalent outside the United States as determined by the Committee).

Plant closing means the closing of a plant site or other corporate location that directly results in termination of employment. Reduction in workforce means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of employment.

The Committee’s determination as to whether (i) the Grantee’s employment has been terminated by reason of disability, (ii) a leave of absence or a transfer of employment between Lilly and a subsidiary or between Lilly subsidiaries constitutes a termination of employment, (iii) a Grantee’s termination is a direct result of either a plant closing or a reduction in workforce, or (iv) the Grantee’s employment has been terminated as a result of the failure to locate a position within the Company or any of its subsidiaries or affiliates following reallocation or medical reassignment (or its equivalent outside the United States as determined by the Committee), shall be final and binding on the Grantee. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not modify the expiration dates set forth in this Award so as to accelerate the termination of the Restriction Period.
Section 4. Retirement
In the event the Grantee’s employment is terminated due to retirement, the Award will continue pursuant to the established Restriction Period schedule. The Award will be paid in full to the retiree upon the lapse of all restrictions as noted in Section 9. A retiree is a person who is (i) a retired employee under the Lilly Retirement Plan; (ii) a retired employee under the retirement plan or program of a Lilly subsidiary; or (iii) a retired employee under a retirement program specifically approved by the Committee.

A Grantee who has not received a year-end individual performance rating and (i) is on employment probation (or its equivalent outside the United States, as determined by the Committee) for unsatisfactory performance and takes retirement in lieu of a termination of employment; or (ii) takes retirement in lieu of termination of employment because of an immediately terminable offense (e.g., absence of three days without notice, insubordination, violation of substance abuse policy, possession of firearms, misconduct) will not be considered to have terminated due to retirement as described herein.
Section 5. Record of the Award
During the Restriction Period, records of the Award and accumulated Dividend Equivalent Units will reside in an account at the Company or an Equity Administration Agent designated by the Company.

Section 6. Conditions During Restriction Period

a.
During the entire Restriction Period, the employment of the Grantee with the Company (or a subsidiary of the Company) must not terminate except for reasons specified in Sections 3(b) or 4. “Termination of employment” shall mean the cessation for any reason of the relationship of employer and employee between the Grantee and the Company (or a subsidiary of the Company).

b.
The Committee may, at its discretion, cancel this Restricted Stock Unit Award or reduce the number of Restricted Stock Units and any accrued Dividend Equivalent Units, prorated according to time or other measure as deemed appropriate by the Committee, if during any portion of the Award Period, including the Restriction Period, the Grantee has been (i) subject to disciplinary action by the Company, or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company.

Section 7. Consequences of Breach of Conditions
If any of the conditions that must continue to be satisfied during the Restriction Period under Section 6(a) is breached during the Restriction Period, either by act of the Grantee or otherwise, the Grantee, by accepting this Award, agrees that upon such breach all interest of the Grantee in the Restricted Stock Units and associated Dividend Equivalent Units shall terminate and be forfeited.
The Committee’s determination regarding the conditions specified in Section 6 (and any breach thereof) shall be final and binding on the Grantee. The Company shall incur no liability to the Grantee under this Award by terminating the Grantee's status as an Eligible Employee, whether by action with respect to the Grantee individually, either with or without cause, or by dissolution or liquidation of Lilly or merger or consolidation of Lilly with a corporation in which Lilly is not the surviving corporation, or otherwise. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not waive the breach of the conditions set forth in Section 6.
Section 8. Committee Election to Pay Cash
At any time during the Restriction Period or until paid in accordance with Section 9, the Committee may, if it so elects, determine to pay part or all of the Restricted Stock Units in cash in lieu of issuing or transferring shares of Lilly Stock. The amount of cash shall be based upon the fair market value of Lilly Stock at the end of the Restriction Period as outlined in Section 9.
Section 9. Lapse of Restrictions
At the end of the Restriction Period, if the conditions specified in Section 6 have not been breached during the Restriction Period, all restrictions shall terminate. The Award shall be paid to Grantee within a sixty-day period starting the day after the end of the Restriction Period and ending on the sixtieth day after the end of the Restriction Period, but no later than December 31 of the year in which the Restriction Period ends, as follows:

a.
Lilly shall issue or transfer to the Grantee shares of Lilly Stock or the cash equivalent, as described in Section 8 above, equal to one share per Restricted Stock Unit subject to the withholding tax provisions in Section 14 below. In the event Grantee is entitled to a fractional share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

b.	Lilly shall pay to the Grantee in cash all accrued Dividend Equivalent Units following deduction for Tax-Related Items in accordance with Section 13 below.

In the event that the Restriction Period ends by reason of death of the Grantee, the payments as described above shall be made to the Successor Grantee. Notwithstanding anything in Section 10(a) of the 2002 Plan to the contrary, the Committee shall not direct that the restrictions on this Award will lapse other than as expressly set forth in this Award. Notwithstanding the foregoing, if the Grantee is treated as a “specified employee” within the meaning of Section 409A of the Code as of the date of any payment hereunder, the commencement of any payment shall be delayed in accordance with Section 15 below.

Section 10. Revocation or Modification of Award
This Award shall be irrevocable except that Lilly shall have the right to revoke or modify this Award under Sections 13(e) and/or 13(k) of the 2002 Plan or pursuant to Section 7 above or Section 27 below.
Section 11. Prohibition Against Transfer
The right of a Grantee to receive payments of Lilly Stock and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of Grantee or to a Successor Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award. A Grantee may not assign, sell, pledge, or otherwise transfer Lilly Stock or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
Section 12. Notices, Payments and Electronic Delivery and Participation
Any notice to be given by the Grantee or Successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Treasurer of Lilly at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. Any notice or communication by Lilly in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to Lilly by the Grantee and, in the case of any Successor Grantee, at the address specified in writing to Lilly by the Successor Grantee. In addition, Lilly may, in its sole discretion, decide to deliver any documents related to the Award and participation in the 2002 Plan by electronic means or request the Grantee’s consent to participate in the 2002 Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the 2002 Plan through an on-line or electronic system established and maintained by Lilly or a third party designated by Lilly.
Section 13. Waiver
The waiver by Lilly of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this instrument at any subsequent time or for any other purpose.
Section 14. Responsibility for Taxes
Regardless of any action Lilly and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the 2002 Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by Lilly or the Employer. The Grantee further acknowledges that Lilly and the Employer (a) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock Units, the accrual of Dividend Equivalent Units, the vesting of the Restricted Stock Units and the lapse of restrictions, the transfer and issuance of any shares of Lilly Stock, the receipt of any cash payment pursuant to the Award, the receipt of any dividends and the sale of any shares of Lilly Stock acquired pursuant to this Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to Lilly and/or the Employer to satisfy all Tax Related Items.

a.
In the case of Dividend Equivalent Units paid to the Grantee in cash and in the case of any Restricted Stock Units paid to the Grantee in cash in lieu of shares of Lilly Stock, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

b.	If the Restricted Stock Units are paid in shares of Lilly Stock and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the 1934 Act, the Grantee authorizes Lilly and/or the

Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of shares of Lilly Stock to be issued upon the expiration of the Restriction Period (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to Lilly or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in shares of Lilly Stock otherwise issuable to the Grantee pursuant to this Award.

c.
If the Restricted Stock Units are paid in shares of Lilly Stock and the Grantee is subject to the short-swing profit rules of Section 16(b) of the 1934 Act, Lilly will withhold in shares of Lilly Stock otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 14(b)(i) and (ii) above.

Depending on the withholding method, Lilly and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in shares of Lilly Stock. If the obligation for Tax Related Items is satisfied by withholding shares of Lilly Stock as described in Section 14(b)(iii) or Section 14(c) above, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Lilly Stock to which he or she is entitled pursuant to this Award, notwithstanding that a number of shares of Lilly Stock are withheld to satisfy the obligation for Tax Related Items. Lilly may require the Grantee to pay Lilly and/or the Employer any amount of Tax Related Items that Lilly and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. Lilly may refuse to deliver shares of Lilly Stock or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 14.
Section 15. Section 409A Compliance
To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. Notwithstanding anything elsewhere in this Award to the contrary, if the Award constitutes an item of non-qualified deferred compensation subject to Section 409A (“NQ Deferred Compensation”) and the Grantee is treated as a “specified employee” as of the date of any payment pursuant to the Award in connection with the Grantee’s Section 409A Separation, as determined by the Company in accordance with its procedures, then, to the extent required, the Award shall be paid on the earliest of (a) the date set forth in Section 3(a), (b) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (c) the date of a “change in control event” within the meaning of Section 409A (a “Section 409A CIC”), and (c) the date of the Grantee’s death. This Award is subject to Section 13(k) of the 2002 Plan concerning Section 409A.
Section 16. Severability and Section Headings
If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Award and the 2002 Plan.

The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.
Section 17. Determinations by Committee
Determinations by the Committee pursuant to any provision of the 2002 Plan, pursuant to rules, regulations, and procedures adopted by the Committee, or pursuant to this instrument, including what constitutes “misconduct”

for purposes of Section 28 below and any other determinations under Section 28, shall be final and binding on the Grantee and any Successor Grantee.
Section 18. Change in Control
The provisions of Section 12(a) of the 2002 Plan apply to this Award with the following modifications:

a.
The only Change in Control event that shall result in a benefit under this Section 18 shall be the consummation of a change in ownership of the Company as defined in Section 12(b)(i) of the 2002 Plan (a “Transaction”).

b.
In the event that the acquiring entity or successor to the Company does not assume, continue or substitute the Award in connection with the Transaction, then the Company shall issue or transfer to the Grantee shares of Lilly Stock, as noted in Section 9, immediately prior to the consummation of the Transaction in order to allow the shares of Lilly Stock to be outstanding and for the Grantee to be eligible to receive the consideration being paid to Lilly shareholders in connection with the Transaction; provided, however, that if (i) the Grantee is subject to U.S. taxation and (ii) the Award constitutes NQ Deferred Compensation and the Transaction is not a Section 409A CIC, then the Grantee shall receive an equivalent amount in cash (based on the fair market value of the Lilly Stock at the time of the consummation of the Transaction) at the time provided under Section 9.

c.
In the event that the acquiring entity or successor to the Company assumes, continues or substitutes the Award in connection with the Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to the end of the Restriction Period, the Award shall vest automatically in full and shall be settled in stock of the acquiring or successor corporation within sixty (60) days of the date of the Covered Termination; provided however, that in the event that the Award constitutes NQ Deferred Compensation, the Award shall instead be settled within sixty (60) days of a Covered Termination that also constitutes a Section 409A Separation, but in no event later than December 31 of the year in which the Section 409A Separation occurs.

“Covered Termination” for purposes of this Award shall mean a Qualifying Termination, Grantee’s termination due to retirement, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Employees or the Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.

If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 18, then references to shares of Lilly Stock in this instrument shall be read to mean stock of the acquiring entity or successor to the Company as and when applicable.
Section 19. Nature of 2002 Plan and Award
In accepting this Award, the Grantee acknowledges, understands and agrees that:

a.	the 2002 Plan is established voluntarily by Lilly, it is discretionary in nature and it may be modified, amended, suspended or terminated by Lilly at any time, as provided in the 2002 Plan;

b.
the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units and/or Dividend Equivalent Units, or benefits in lieu thereof, even if Restricted Stock Units and/or Dividend Equivalent Units have been granted in the past;

c.	all decisions with respect to future awards of Restricted Stock Units, Dividend Equivalent Units or other grants, if any, will be at the sole discretion of the Committee;

d.	the Grantee’s participation in the 2002 Plan is voluntary;

e.	the Award and any shares of Lilly Stock subject to the Award are not intended to replace any pension rights or compensation;

f.
the Award and any shares of Lilly Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar payments;

g.
unless otherwise agreed with Lilly, the Award and any shares of Lilly Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a subsidiary of Lilly;

h.
neither the Award nor any provision of this instrument, the 2002 Plan or the policies adopted pursuant to the 2002 Plan confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of Lilly or any subsidiary of Lilly, the Award shall not be interpreted to form an employment contract or relationship with Lilly or any subsidiary of Lilly;

i.	the future value of the underlying shares of Lilly Stock is unknown, indeterminable and cannot be predicted with certainty;

j.	the value of shares of Lilly Stock acquired upon lapse of the Restriction Period may increase or decrease, even below the tax valuation price;

k.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to Lilly or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);

l.
for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or a subsidiary of the Company and the Grantee’s right, if any, to earn and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence); and

m.
unless otherwise provided in the 2002 Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Lilly Stock.

Section 20. No Advice Regarding Grant
Lilly is not providing any tax, legal or financial advice, nor is Lilly making any recommendations regarding the Grantee’s participation in the 2002 Plan or the Grantee’s acquisition or sale of the underlying shares of Lilly Stock. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the 2002 Plan before taking any action related to the 2002 Plan.
Section 21. Insider Trading Restrictions/Market Abuse Laws
The Grantee acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell,  or otherwise dispose of shares of Lilly Stock or rights to acquire shares of Lilly Stock (e.g., Restricted Stock Units) under the 2002 Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.
Section 22. Data Privacy
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Award and any other Award materials by and among, as applicable, the Employer, Lilly, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan.

The Grantee understands that Lilly and the Employer may hold certain personal information about the Grantee and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance, passport, or other identification number (e.g. resident registration number), salary, nationality, job title, any shares of stock or directorships held in Lilly, details of all Awards or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the 2002 Plan (“Data”).

The Grantee understands that Data will be transferred to Merrill Lynch, KPMG and/or any other stock plan service provider or tax or legal advisor as may be selected by the Company in the future, which is assisting in the implementation, administration and management of the 2002 Plan. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where Lilly's securities are listed or traded or regulatory filings are made. The Grantee understands that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, Merrill Lynch, KPMG and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the 2002 Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the 2002 Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom any shares or cash received pursuant to the Award may be deposited. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the 2002 Plan. The Grantee understands that the Grantee may, at any time, request an equity award transaction statement, request any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee the Award or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the 2002 Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

Finally, upon request of the Company or the Employer, the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the 2002 Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future.  The Grantee understands and agrees that he or she will not be able to participate in the 2002 Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
Section 23. Effective Date
The effective date of this instrument shall be the date of grant.
Section 24. Governing Law and Choice of Venue
The validity and construction of this Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.
Section 25. Language
If the Grantee has received this instrument or any other document related to the 2002 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 26. Adjustments to Number of Shares
The number of shares of Lilly Stock subject to this Award shall be subject to adjustment in accordance with the provisions of Section 4(b) of the 2002 Plan for certain corporate recapitalizations and other events.

Section 27. Imposition of Other Requirements
The Company reserves the right to impose other requirements on the Award and any shares of Lilly Stock acquired under the 2002 Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Restricted Stock Unit Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under applicable laws or any compensation recovery policy of the Company that reflects the provisions of applicable laws.
Section 28. Compensation Recovery
At any time during the three years following the date on which the number of shares of Lilly Stock subject to this Award was determined, the Company reserves the right to and, in appropriate cases, will seek restitution of all or part of any shares of Lilly Stock subject to or issued (or cash paid) pursuant to this Award if:

a. (i)
the number of shares of Lilly Stock subject to the Award was calculated based, directly or indirectly, upon the achievement of financial results (e.g., earnings per share) that were subsequently the subject of restatement of all or a portion of the Company’s financial statements;

(ii)	the Grantee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and

(iii)
the number of shares of Lilly Stock that would have been subject to the Award had the financial results been properly reported would have been lower than the number of shares of Lilly Stock actually subject to the Award.

b.
the Grantee has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the company.

In the event the number of shares of Lilly Stock subject to the Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Grantee), the Company reserves the right to and, in appropriate cases, will:

a.
seek restitution of the shares of Lilly Stock subject to or issued (or cash paid) pursuant to this Award to the extent that the number of shares of Lilly Stock subject to the Award exceeded the number of shares of Lilly Stock that would have been subject to the Award had the inaccuracy or error not occurred, or

b.	issue additional shares of Lilly Stock or make additional cash payment to the extent that the number of shares of Lilly Stock subject to the Award was less than the correct amount.
This Section 28 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.
Section 29. Award Subject to Acknowledgement of Acceptance
Notwithstanding any provisions of this instrument, the Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM. (EDT) February 15, 2020 through the website of Merrill Lynch, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM. (EDT) February 15, 2020, the Award will be cancelled, subject to the Committee's discretion for unforeseen circumstances.

IN WITNESS WHEREOF, Lilly has caused this Award to be executed in Indianapolis, Indiana, by its proper officer.

ELI LILLY AND COMPANY

By: _________________________
David A. Ricks
Chairman of the Board, President and
Chief Executive Office